Exhibit 99.1
FOR IMMEDIATE RELEASE
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FOURTH QUARTER 2009 RESULTS
— Excellent Operating Margin —
— Solid EPS Growth —
COLUMBUS, Ohio, USA — February 4, 2010 — Mettler-Toledo International Inc. (NYSE: MTD) today announced fourth quarter results for 2009. Provided below are the highlights:
•	Sales in local currency declined by 5% in the quarter compared with the prior year. Reported sales growth was 0% due to a 5% benefit from currency.

•	Net earnings per diluted share as reported (EPS) were $2.01, compared with $1.84 in the fourth quarter of 2008. Adjusted EPS was $2.09, a 5% increase over the prior-year amount of $2.00. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.
Fourth Quarter Results
Olivier Filliol, President and Chief Executive Officer, stated, “We saw improved business conditions in some segments during the quarter, particularly in China. With our solid market positions, comprehensive product portfolio and extensive marketing programs, we are benefiting as our markets gradually recover from the economic downturn. Markets remain challenging in the Americas and Europe in our core industrial and food retailing businesses. Improved market conditions and the benefits of our cost reduction programs helped us to generate record operating margins in the quarter. We are pleased that we generated operating profit and EPS growth in the quarter despite the decline in sales.”
EPS was $2.01, compared with the prior-year amount of $1.84. Adjusted EPS was $2.09, compared with the prior-year amount of $2.00.
Sales were $511.7 million, a 5% decline in local currency sales, as compared with $509.7 million in the prior year. Reported sales growth was 0% due to a 5% currency benefit. By region, local currency sales decreased 10% in Europe and 5% in the Americas. In Asia / Rest of World, local currency sales increased 3%. Adjusted operating income amounted to $107.3 million, a 6% increase from the prior-year amount of $101.0 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.
Cash flow from operations was $44.1 million, compared with $62.5 million in 2008.
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Full Year 2009 Results
EPS was $5.03, compared with the prior-year amount of $5.79. Adjusted EPS was $5.58, compared with the prior-year amount of $5.84.
Sales were $1.73 billion, a 10% decline in local currency sales, as compared with $1.97 billion in 2008. Reported sales declined by 12%, which includes a negative 2% currency impact. By region, local currency sales decreased 14% in Europe, 11% in the Americas and 2% in Asia / Rest of World. Adjusted operating income amounted to $294.5 million, a 5% decrease from the prior-year amount of $311.0 million.
Cash flow from operations was $232.6 million, compared with $223.1 million in 2008.
In the fourth quarter of 2008, the Company announced a Cost Reduction Program aimed at reducing costs by approximately $100 million annually. The Program, which consisted primarily of work force reductions and other cost efficiency measures, is substantially completed and will meet its target. Total restructuring charges associated with the Program are expected to be $40 million, of which $37.8 million has been incurred to date.
Bolt-On Acquisitions
Recently, the Company paid approximately $27 million for two small bolt-on acquisitions. One acquisition, completed at the end of 2009, extends the Company’s offering in the Product Inspection business with vision inspection technology. The other acquisition, which occurred in early 2010, expands the Company’s market penetration for Liquid Handling products in Europe. The Company expects these acquisitions will add modestly to sales growth in 2010 and will be neutral to earnings.
Share Repurchase Program
The Company announced that late in the fourth quarter 2009 it re-started its share repurchase program which was suspended in the fourth quarter 2008 due to uncertainty in the global economy and instability in the financial markets.
2010 Outlook
The Company stated that forecasting continues to be challenging given the ongoing uncertainty in the global economy. Based on today’s assessment, management anticipates that local currency sales growth in 2010 will be in the range of 3% to 5% and Adjusted EPS will be in the range of $5.90 to $6.15, an increase of 6% to 10%. Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items.
For the first quarter 2010, the Company anticipates local currency sales to be in the range of 1% to 3% and Adjusted EPS in the range of $0.98 to $1.04, an increase of 3% to 9%.
While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS. EPS guidance would require an estimate of non-recurring items, which are not yet known.
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Conclusion
Filliol concluded, “Although the business environment remains challenging, we enter 2010 well positioned to capitalize on improving market conditions. Our product pipeline is very strong, including numerous launches in the coming months for our laboratory business as well as products developed specifically for emerging markets. We have continued to invest in sales and marketing programs throughout the downturn, which we believe further strengthens our competitive position. We expect to see growth in emerging markets; however conditions in Europe and the Americas are likely to remain challenging. We will continue to be diligent in our cost management and will benefit from the cost reduction actions taken in 2009. Our capital structure and cash flow generation are very strong, and we have re-started the share repurchase program.”
Other Matters
The Company will host a conference call to discuss its fourth quarter results today (Thursday, February 4) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.
METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found at “www.mt.com.”
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.
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METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	December 31, 2009		% of sales	December 31, 2008	% of sales

Net sales	$511,682	(a)	100.0	$509,687	100.0
Cost of sales	241,694		47.2	245,449	48.2

Gross profit	269,988		52.8	264,238	51.8

Research and development	23,731		4.6	24,771	4.9
Selling, general and administrative	138,968		27.2	138,495	27.2
Amortization	3,110		0.6	2,753	0.5
Interest expense	6,142		1.2	6,667	1.3
Other charges (income), net	3,205		0.7	6,361	1.2

Earnings before taxes	94,832		18.5	85,191	16.7

Provision for taxes	25,394		4.9	22,267	4.4

Net earnings	$69,438		13.6	$62,924	12.3

Basic earnings per common share:
Net earnings	$2.05			$1.88
Weighted average number of common shares	33,815,082			33,553,946

Diluted earnings per common share:
Net earnings	$2.01			$1.84
Weighted average number of common and common equivalent shares	34,560,581			34,153,116

Note:

(a)	Local currency sales decreased 5% as compared to the same period in 2008.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	December 31, 2009		% of sales	December 31, 2008		% of sales

Earnings before taxes	$94,832			$85,191
Amortization	3,110			2,753
Interest expense	6,142			6,667
Other charges (income), net	3,205	(b)		6,361	(b)

Adjusted operating income	$107,289	(c)	21.0	$100,972		19.8

Notes:

(b)	Includes restructuring charges of $3.0 million and $6.4 million which primarily represent severance and lease termination costs during the three months ended December 31, 2009 and December 31, 2008, respectively.

(c)	Adjusted operating income increased 6% as compared to the same period in 2008.
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METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Twelve months ended			Twelve months ended
	December 31, 2009		% of sales	December 31, 2008	% of sales

Net sales	$1,728,853	(a)	100.0	$1,973,344	100.0
Cost of sales	839,516		48.6	980,263	49.7

Gross profit	889,337		51.4	993,081	50.3

Research and development	89,685		5.2	102,282	5.2
Selling, general and administrative	505,177		29.2	579,806	29.4
Amortization	11,844		0.7	10,553	0.5
Interest expense	25,117		1.4	25,390	1.3
Other charges (income), net	32,752		1.9	8,981	0.4

Earnings before taxes	224,762		13.0	266,069	13.5

Provision for taxes	52,169		3.0	63,291	3.2

Net earnings	$172,593		10.0	$202,778	10.3

Basic earnings per common share:
Net earnings	$5.12			$5.92
Weighted average number of common shares	33,716,353			34,250,310

Diluted earnings per common share:
Net earnings	$5.03			$5.79
Weighted average number of common and common equivalent shares	34,290,771			35,048,859
Note:

(a)	Local currency sales decreased 10% as compared to the same period in 2008.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Twelve months ended			Twelve months ended
	December 31, 2009		% of sales	December 31, 2008		% of sales

Earnings before taxes	$224,762			$266,069
Amortization	11,844			10,553
Interest expense	25,117	(b)		25,390
Other charges (income), net	32,752	(c)		8,981	(c)

Adjusted operating income	$294,475	(d)	17.0	$310,993		15.8

Notes:

(b)	Includes costs to tender $75 million of the Company’s 4.85% $150 million Senior Notes and other financing-related costs totaling $1.8 million during the twelve months ended December 31, 2009.

(c)	Includes restructuring charges of $31.4 million and $6.4 million which primarily represent severance and lease termination costs during the twelve months ended December 31, 2009 and December 31, 2008, respectively.

(d)	Adjusted operating income decreased 5% as compared to the same period in 2008.
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METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$85,031	$78,073
Trade accounts receivable, net	312,998	348,614
Inventories	168,042	170,613
Other current assets and prepaid expenses	80,036	73,565

Total current assets	646,107	670,865

Property, plant and equipment, net	316,334	285,008
Goodwill and other intangible assets, net	546,234	520,721
Other non-current assets	210,112	187,462

Total assets	$1,718,787	$1,664,056

Short-term borrowings	$89,968	$12,492
Trade accounts payable	103,160	111,442
Accrued and other liabilities	301,547	300,938

Total current liabilities	494,675	424,872

Long-term debt	203,590	441,588
Other non-current liabilities	309,384	294,349

Total liabilities	1,007,649	1,160,809

Shareholders’ equity	711,138	503,247

Total liabilities and shareholders’ equity	$1,718,787	$1,664,056

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METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Cash flows from operating activities:
Net earnings	$69,438	$62,924	$172,593	$202,778
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,708	6,793	29,634	28,987
Amortization	3,110	2,753	11,844	10,553
Deferred tax provision	19,539	12,094	3,766	4,137
Excess tax benefits from share-based payment arrangements	(1,528)	(610)	(2,137)	(1,609)
Other	3,048	1,232	11,533	5,339
Increase (decrease) in cash resulting from changes in operating assets and liabilities	(57,185)	(22,662)	5,372	(27,036)

Net cash provided by operating activities	44,130	62,524	232,605	223,149

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	102	123	2,081	13,307
Purchase of property, plant and equipment	(23,395)	(23,548)	(60,041)	(61,008)
Acquisitions	(14,450)	(392)	(14,620)	(999)

Net cash used in investing activities	(37,743)	(23,817)	(72,580)	(48,700)

Cash flows from financing activities:
Proceeds from borrowings	63,364	70,892	261,436	306,602
Repayments of borrowings	(98,864)	(138,443)	(422,812)	(259,566)
Debt issuance costs	(50)	(264)	(670)	(3,349)
Debt extinguishment costs	—	—	(1,316)	—
Proceeds from exercise of stock options	4,995	1,909	11,068	5,228
Repurchases of common stock	(5,988)	(4,375)	(5,988)	(229,671)
Excess tax benefits from share-based payment arrangements	1,528	610	2,137	1,609
Other financing activities	(314)	372	(1,298)	615

Net cash used in financing activities	(35,329)	(69,299)	(157,443)	(178,532)

Effect of exchange rate changes on cash and cash equivalents	25	(2,374)	4,376	934

Net (decrease) increase in cash and cash equivalents	(28,917)	(32,966)	6,958	(3,149)

Cash and cash equivalents:
Beginning of period	113,948	111,039	78,073	81,222

End of period	$85,031	$78,073	$85,031	$78,073

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$44,130	$62,524	$232,605	$223,149
Excess tax benefits from share-based payment arrangements	1,528	610	2,137	1,609
Payments in respect of restructuring activities	3,649	667	22,187	667
Proceeds from sale of property, plant and equipment	102	123	2,081	13,307
Purchase of property, plant and equipment	(23,395)	(23,548)	(60,041)	(61,008)

Free cash flow	$26,014	$40,376	$198,969	$177,724

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METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS
LOCAL CURRENCY SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas	Asia/RoW	Total

Three Months Ended December 31, 2009	-10%	-5%	3%	-5%
Twelve Months Ended December 31, 2009	-14%	-11%	-2%	-10%
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Twelve months ended
	December 31,					December 31,
	2009		2008		% Growth	2009		2008		% Growth

EPS as reported, diluted	$2.01		$1.84		9%	$5.03		$5.79		-13%

Restructuring charges, net of tax	0.06	(a)	0.14	(a)		0.67	(a)	0.14	(a)
Debt extinguishment and financing costs, net of tax	—		—			0.04	(b)	—
Purchased intangible amortization, net of tax	0.02	(c)	0.02	(c)		0.08	(c)	0.08	(c)
Discrete tax items	—		—			(0.24	)(d)	(0.17	)(e)

Adjusted EPS, diluted	$2.09		$2.00		5%	$5.58		$5.84		-4%

Notes:

(a)	Represents the EPS impact of restructuring charges of $3.0 million ($2.2 million after tax) and 31.4 million ($23.0 million after tax) for the three months and twelve months ended December 31, 2009, respectively and $6.4 million ($4.7 million after tax) for the three and twelve months ended December 31, 2008, which primarily include severance and lease termination costs.

(b)	Represents the EPS impact of costs to tender $75 million of the Company’s 4.85% $150 million Senior Notes and other financing-related costs totaling $1.8 million ($1.3 million after tax) for the twelve months ended December 31, 2009.

(c)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $0.7 million for both the three months ended December 31, 2009 and 2008 and $2.7 million for both the twelve months ended December 31, 2009 and 2008.

(d)	Discrete tax items in 2009 pertain to the EPS impact of a net tax benefit of $8.3 million primarily related to the favorable resolution of certain prior year tax matters recorded during the first quarter.

(e)	Discrete tax items in 2008 pertain to the EPS impact of a discrete tax benefit of $2.5 million related to favorable withholding tax law changes in China recorded during the first quarter and a discrete net tax benefit of $3.5 million related to the closure of certain tax matters recorded during the third quarter.
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